UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DISCOVER FINANCIAL SERVICES

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April 28, 2020

Dear Shareholder,

We are writing to you concerning the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Discover Financial Services (the “Company”) to be held on May 14, 2020. As described in the proxy statement previously distributed in connection with the Annual Meeting (the “Proxy Statement”), our Board of Directors (the “Board”) unanimously recommends a vote “FOR” each of the director nominees named in the Proxy Statement.

Institutional Shareholder Services Inc. (“ISS”) has recommended that its clients vote “against” Lawrence A. Weinbach, independent chairman of our Board, chairman of the Nominating and Governance Committee (the “Governance Committee”), and member of Audit Committee. ISS’s recommendation is based on its perception of the Board’s level of responsiveness to the outcome of competing proposals at our 2019 Annual Meeting of Shareholders regarding shareholders’ right to call a special meeting. We strongly disagree with ISS’s assessment of the Board’s responsiveness and the resulting recommendation against Mr. Weinbach.

The results of these competing proposals made two things abundantly clear: shareholders wanted the right to call a special meeting and shareholders were divided around the appropriate threshold. Approximately 97 percent of votes cast (excluding abstentions) voted for a 25% threshold whereas the vote for the 15% threshold was decidedly more divided. The Board took into account these vote results alongside our peer practices (10 of 11 of our proxy peers have incorporated a 25% threshold or higher) and the level of concentration of our shareholder base, and determined to implement the special meeting right at the 25% threshold. Since that time and prior to the ISS recommendation, the Company had not received any feedback to indicate that investors are dissatisfied with their 25% special meeting right.

The determination to implement the special meeting right at a 25% threshold was made by the full Board, which is composed of a diverse group of individuals who bring a variety of complementary skills and experiences. Mr. Weinbach’s unique perspective, leadership and experience is particularly important to our Board. Mr. Weinbach was elected as the independent chairman of our Board of Directors last year and prior to that served as our Lead Independent Director. Mr. Weinbach was particularly instrumental in the success of our recent CEO transition. As chairman of the Governance Committee, his leadership has resulted in a diverse board with a broad mix of skills, tenure and age and he demonstrated a commitment to strong and accountable corporate governance. As an “audit committee financial expert,” Mr. Weinbach was asked to serve on our Audit Committee and has done so since 2014. In a time of uncertainty, Mr. Weinbach’s leadership and experience is an invaluable asset, and the Board unanimously believes his re-election is in the best interest of the Company and its shareholders.

Based on the foregoing, we urge all shareholders to vote “FOR” Mr. Weinbach.

Please refer to the Proxy Statement previously sent to you for instructions on how to submit your vote. The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

Thank you for your consideration and continued support.

Sincerely,

The Board of Directors of Discover Financial Services